EXCHANGE AGENT AGREEMENT

                                                     [     ], 1999

The Bank of New York
Corporate Trust Administration
101 Barclay Street - 21st Floor
New York, New York  10286

Ladies and Gentlemen:

         CILCORP Inc. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange its 8.700% Senior Notes due 2009 (the "Old Notes") for its 8.700% Senior Notes due 2009 which have been registered under the Securities Act of 1933, as amended (the "New Notes") and 9.375% Senior Bonds due 2029 (the "Old Bonds" and together with the Old Notes, the "Old Securities") for its 9.375% Senior Bonds due 2029 which have been registered under the Securities Act of 1933, as amended (the "New Bonds" and together with the New Notes, the "New Securi ties"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated [ ], 1999 (the "Prospectus") to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the "Securities".

         The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

         The Exchange Offer is expected to be commenced by the Company on or about [ ], 1999. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (ATOP) of the Book-Entry Transfer Facility referred to in paragraph 2 below) is to be used by the holders of the Old Securities to accept the Exchange Offer, and contains instructions with respect to the (i) delivery of certificates for Old Securities tendered in connection therewith and (ii) the book-entry transfer of Securities to the Exchange Agent's account.

         The Exchange Offer shall expire at 5:00 p.m., New York City time, on
[   ], 1999, or on such later date or time to which the Company may extend the
Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

         The Company reserves the right to amend or terminate the Exchange Offer and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer - Conditions to the Exchange Offer." The Company will give oral (confirmed in writing) or written notice of any amendment or termination of the Exchange



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Offer or nonacceptance of Old Securities to you promptly after any amendment, termination or nonacceptance.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish an account with respect to the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into the account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. You will maintain, during the Exchange Offer, an address in the Borough of Manhattan, The City of New York, in which tenders of the Old Securities may be made.

         3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Securities to ascertain whether: (i) the Letters of Trans mittal and any such other documents are executed and properly completed in accordance with the instructions set forth therein and (ii) the Old Securities have otherwise been properly tendered, provided, however, that you shall be entitled to rely conclusively in good faith on the DTC electronic messages sent regarding ATOP delivery of the Old Securities to the Exchange Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Exchange Agent. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

         4. With the approval of the President, Chief Financial Officer, Chief Legal Officer, Treasurer, Controller or any Vice President each a "Designated Officer") of the Company, or of counsel to the Company, (such approval, if given orally, to be confirmed in writing) or any other party designated by any Designated Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Securities pursuant to the Exchange Offer.

         5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- How to Tender Old Securities for Exchange," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Old Securities which a Designated Officer, or of counsel to the Company, shall approve as having been properly tendered



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

shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

         6. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its written instructions with respect to disposition of such Old Securities.

         7. Subject to paragraphs 4 and 5, you shall accept tenders:

               (a) in cases where the Old Securities are registered in two or more names, only if signed by all named holders;

               (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity, only when proper evidence of his or her authority so to act is submitted; and

               (c) from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

               You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securi ties to the transfer agent for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Deliv ery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount at maturity of New Notes for each $1,000 principal amount of Old Notes, and at the rate of $1,000 principal amount at maturity of New Bonds for each $1,000 principal amount of Old Bonds, in each case tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into the account at the Book-Entry Transfer Facility), a properly completed and executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Securities only in denominations of $1,000 or any integral multiple thereof.

         9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.



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

         10. The Company shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (and confirmed in writing) by the Company to you.

         11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by first-class mail or appropriate book-entry transfer.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14. As Exchange Agent hereunder you:

               (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a security holder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement.

               (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

               (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, sufficiency, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

               (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

               (e) may conclusively rely on and shall be fully protected in acting in reliance upon any instruction, certificate, instrument, opinion, notice, letter, telegram or other document whether in its original or facsimile form or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

               (f) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and



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

effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

               (g) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any Designated Officer of the Company;

               (h) may consult with counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

               (i) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities.

         15. You shall take such action as may from time to time be requested by the Company or its counsel or any Designated Officer in writing (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Prospectus or such other forms as may be approved from time to time by the Com pany, to all persons requesting such documents and to accept and comply with reasonable telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Thomas Hutchinson, Chief Financial Officer.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Thomas Hutchinson, Chief Financial Officer of the Company, and such other person or persons as it may request in writing, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested in writing) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon written request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Company.



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

         17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

         18. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this agreement or the earlier resigna tion or removal of the Exchange Agent.

         19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

         20. The Company covenants and agrees to fully indemnify and hold you and your officers, directors, employees and agents harmless in your capacity as Exchange Agent, hereunder against any and all loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document (whether in its original or facsimile form) reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities. In each case, the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim or notice of commencement of an action against you, promptly after you shall have received any such written assertion or notice of commencement of an action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit or threatened action in respect of which indemnification may be sought hereunder, the Company shall not be liable for the fees and expenses of any additional counsel retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company.

         21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

         22. At the Company's written direction, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable, if



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

any, in respect of the exchange of Old Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by duly authorized representatives of the parties. This Agreement may not be modified orally.

         27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

         If to the Company:

                  CILCORP Inc.
                  300 Liberty Street
                  Peoria, Illinois 61602
                  Facsimile:  (309) 677-5590
                  Attention:  Thomas D. Hutchinson

         With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  1440 New York Avenue, N.W.
                  Washington, D.C. 20005
                  Facsimile: (202) 393-5760
                  Attention: Stephen W. Hamilton, Esq.

         If to the Exchange Agent:

                  The Bank of New York


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

                  101 Barclay Street
                  Floor 21 West
                  New York, New York  10286
                  Facsimile:  (212) 815-5915
                  Attention:  Corporate Trust Administration

         28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19 and 21 shall survive the termination of this Agreement or the earlier resignation or removal of the Exchange Agent. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securi ties, funds or property then held by you as Exchange Agent under this Agreement.

         29. This Agreement shall be binding and effective as of the date hereof.



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

         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                     CILCORP INC.

                                    By:
                                        ------------------------------
                                    Name:   Thomas D. Hutchinson
                                    Title:  Chief Financial Officer

Accepted as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent

By:
    -------------------------------
    Name:  MaryBeth A. Lewicki
    Title: Vice President



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

                                   SCHEDULE I

                                      FEES

Exchange Agent Fee:  $5,000.00

Out of Pocket Expenses: Fees quoted do not include any out-of-pocket expenses including but not limited to facsimile, stationery, postage, telephone, overnight courier and messenger costs. These expenses will be billed at cost when incurred.

Outside Counsel Fees and Expenses: Fees quoted do not include the fees and expenses for services rendered by outside counsel.


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